EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT




To The Board of Directors
Intelect Communications Systems Limited:

We consent to the use of our report dated May 22, 1996 incorporated herein by reference relating to the balance sheets of MOSAIC Information Technologies, Inc. (a development stage corporation) as December 31, 1993, 1994 and 1995, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years ended December 31, 1993, 1994 and 1995 and for the period from January 24, 1992 (date of inception) through December 31, 1995, which report appears in the June 3, 1996 Form 8-K/A of Intelect Communications Limited. Our report dated May 22, 1996, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency and net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We consent to the use of our report incorporated herein by reference to our firm under the heading "Experts" in the prospectus.



                                             /s/ KPMG Peat Marwick LLP


New York, New York
October 16, 1996